Exhibit 99.1

Beacon Roofing Supply Reports Second Quarter 2015 Results

•	Second quarter sales of $413.2 million vs. $384.9 million in prior year (7.4% growth)

•	Second quarter EPS of $(0.20) vs. $(0.25) in prior year

•	Record first half sales of $1,009.2 million vs. $937.0 million in prior year (7.7% growth)

•	First half EPS of $0.06 vs. $0.06 in prior year

•	Opened five greenfield locations in 2015

HERNDON, VA. — (BUSINESS WIRE) — May 8, 2015 — Beacon Roofing Supply, Inc. (the "Company") (NASDAQ: BECN) announced results today for its second quarter ended March 31, 2015 of the fiscal year ending September 30, 2015 (“Fiscal 2015”).

Paul Isabella, the Company’s President and Chief Executive Officer, stated: “I am pleased to report 7.4% sales growth in the quarter and 7.7% sales growth year-to-date, which resulted in Beacon surpassing the $1 billion mark in first half sales for the first time in Company history. This achievement underscores our continued focus on growth through existing markets, acquisitions and greenfields. We already have opened five new branches in 2015, with more to come this year. Although our second quarter always is challenging due to winter weather conditions, and despite record snowfalls in our Northeast market, we saw growth in our residential product line of 9.7%. Complementary product sales remain a bright spot, with 13.7% growth in the quarter, and commercial product sales also grew in the quarter and year-to-date. Just as important was our 80 basis point improvement in gross margins. Our team also did an excellent job driving cost out of our business. Excluding the incremental costs from greenfields and acquisitions, our operating expense is down year-over-year. This cost reduction positions us well to achieve lower year over year operating expenses as a percentage of sales and greater profitability as demand increases through our third and fourth quarters.”

Second Quarter

Total sales increased 7.4% to $413.2 million in 2015, from $384.9 million in 2014. On an overall consolidated basis, residential roofing product sales increased 9.7%, non-residential roofing product sales increased 1.2%, and complementary product sales increased 13.7% over the prior year. Existing market sales, excluding acquisitions, increased 4.4% for the quarter. The second quarter of 2015 and 2014 both had the same number of business days.

The net loss for the second quarter was $9.8 million, compared to $12.1 million in 2014. The second quarter net loss per share was $0.20, compared to $0.25 in 2014. The net loss for the quarter was favorably impacted by gross margins which improved by 80 basis points over the prior year. This was partially offset by increased operating expenses driven by the incremental costs associated with the two acquisitions made in the first quarter and the greenfields opened in the last 18 months.

First Half

Total sales increased 7.7% to a first half record of $1,009.2 million in 2015, from $937.0 million in 2014. On an overall consolidated basis, residential roofing product sales increased 10.5%, non-residential roofing product sales increased 0.5%, and complementary product sales increased 16.7% over the prior year. Existing market sales, excluding acquisitions, increased 4.4% year to date. The first half of 2015 and 2014 both had the same number of business days.

Net income for the first half was $3.1 million, compared to $2.8 million in 2014. First half diluted net income per share was $0.06, compared to $0.06 in 2014. Net income for the half was favorably impacted by gross margins which improved by 40 bps over the prior year, and unfavorably impacted by increased operating expenses which were primarily driven by the incremental costs associated with the two acquisitions made in the first quarter and the greenfields opened in the last 18 months.

Cash flow from operations was $62.5 million in 2015, compared to $36.1 million in 2014. This increase in operating cash flow was primarily impacted by changes in working capital and higher net income in the current year. Cash on hand decreased by $11.1 million due primarily to an increase in cash used for acquisition activities in 2015. Through positive working capital management and higher net income, the Company was able to fund two acquisitions, while improving its leverage ratio from 1.68 as compared to 1.96 at the end of the first quarter.

The Company will host a webcast and conference call today at 10:00 a.m. (EST) to discuss these results. The live webcast of the call, along with a webcast replay after the call, can be accessed at http://ir.beaconroofingsupply.com/events.cfm (the “Events & Presentations” page of the “Investor Relations” section of the Company’s web site). There will be a slide presentation of the results available on that page of the website as well. For those unable to connect to the Internet or who may wish to ask questions, the conference call dial-in number is 719-325-2281. To assure timely access, call participants should call in before 10:00 a.m.

About Beacon Roofing Supply

Founded in 1928, Beacon Roofing Supply, Inc. (NASDAQ: BECN) is the largest publicly traded distributor of residential and commercial roofing materials and complementary building products, operating 271 branches throughout 42 states in the U.S. and six provinces in Canada. In fiscal 2014, Beacon had sales of $2.3 billion. The company employs more than 3,000 associates. To learn more about Beacon and its family of regional brands, please visit www.becn.com.

Forward-Looking Statements: This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company's latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

BECN-F

Beacon Roofing Supply, Inc.
Joseph Nowicki, 571-323-3940
Executive Vice President & Chief Financial Officer
JNowicki@becn.com

Source: Beacon Roofing Supply, Inc.

News Provided by Acquire Media

BEACON ROOFING SUPPLY, INC
Consolidated Statements of Operations
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended March 31,				Six Months Ended March 31,
	2015	% of Net Sales	2014	% of Net Sales	2015	% of Net Sales	2014	% of Net Sales
Net sales	$413,184	100.0%	$384,885	100.0%	$1,009,226	100.0%	$937,014	100.0%
Cost of products sold	316,411	76.6%	298,093	77.4%	774,888	76.8%	723,317	77.2%
Gross profit	96,773	23.4%	86,792	22.6%	234,338	23.2%	213,697	22.8%

Operating expenses	110,979	26.9%	104,004	27.0%	224,724	22.3%	203,822	21.8%

Income (loss) from operations	(14,206)	-3.4%	(17,212)	-4.4%	9,614	1.0%	9,875	1.0%

Interest expense, financing costs and other	2,522	0.6%	2,532	0.7%	5,177	0.5%	5,197	0.6%

Income (loss) before provision for income taxes	(16,728)	-4.0%	(19,744)	-5.1%	4,437	0.4%	4,678	0.5%
Provision (benefit) for income taxes	(6,942)	-1.7%	(7,627)	-2.0%	1,316	0.1%	1,838	0.2%

Net income (loss)	$(9,786)	-2.4%	$(12,117)	-3.1%	$3,121	0.3%	$2,840	0.3%

Net income (loss) per share:
Basic	$(0.20)		$(0.25)		$0.06		$0.06
Diluted	$(0.20)		$(0.25)		$0.06		$0.06

Weighted average shares used in computing net income (loss) per share:
Basic	49,513,141		49,260,044		49,470,528		49,120,893
Diluted	49,513,141		49,260,044		50,029,935		49,956,072

BEACON ROOFING SUPPLY, INC
Consolidated Balance Sheets
(in thousands)

	March 31, 2015	September 30, 2014	March 31, 2014
ASSETS	(unaudited)	(audited)	(unaudited)
Current assets:
Cash and cash equivalents	$22,956	$54,472	$34,041
Accounts receivable, net	248,154	360,802	230,379
Inventories, net	361,317	301,626	421,756
Prepaid expenses and other current assets	73,490	66,828	105,401
Deferred income taxes	14,789	14,610	14,226
Total current assets	720,706	798,338	805,803

Property and equipment, net	85,054	88,565	70,759
Goodwill	488,324	466,206	466,658
Intangible assets, net	91,650	72,266	79,207
Other assets, net	4,771	8,521	9,120

TOTAL ASSETS	$1,390,505	$1,433,896	$1,431,547

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$202,713	$220,834	$308,209
Accrued expenses	80,546	80,285	72,445
Borrowings under revolving lines of credit	3,948	18,514	-
Current portion of long-term obligations	16,612	16,602	15,346
Total current liabilities	303,819	336,235	396,000

Senior notes payable, net of current portion	180,000	185,625	191,250
Deferred income taxes	63,426	64,100	60,350
Long-term obligations under equipment financing and other,
net of current portion	24,779	30,835	20,591
Total liabilities	572,024	616,795	668,191

Commitments and contingencies

Stockholders' equity:
Common stock	495	493	492
Undesignated preferred stock	-	-	-
Additional paid-in capital	335,972	328,059	324,504
Retained earnings	498,249	495,128	444,122
Accumulated other comprehensive loss	(16,235)	(6,579)	(5,762)
Total stockholders' equity	818,481	817,101	763,356

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,390,505	$1,433,896	$1,431,547

BEACON ROOFING SUPPLY, INC
Consolidated Statements of Cash Flows
(unaudited; in thousands)

	Six Months Ended March 31,
	2015	2014
Operating activities:
Net income	$3,121	$2,840
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	16,430	15,281
Stock-based compensation	4,744	5,489
Certain interest expense and other financing costs	543	545
Gain on sale of fixed assets	(273)	(480)
Deferred income taxes	287	(1,418)
Other, net	181	(3)
Changes in assets and liabilities, net of the effects of
businesses acquired:
Accounts receivable	118,564	97,706
Inventories	(50,305)	(171,748)
Prepaid expenses and other assets	(5,007)	(43,252)
Accounts payable and accrued expenses	(25,800)	131,113
Net cash provided by operating activities	62,485	36,073

Investing activities:
Purchases of property and equipment	(5,384)	(11,773)
Acquisition of businesses	(69,745)	-
Proceeds from sales of assets	367	394
Net cash used in investing activities	(74,762)	(11,379)

Financing activities:
Repayments under revolving lines of credit, net of borrowings	(13,632)	(47,398)
Borrowings under equipment financing facilities and other	-	10,971
Repayments under equipment financing facilities and other	(2,758)	(2,441)
Repayments under senior term loan	(5,625)	(5,625)
Proceeds from exercise of options	3,171	6,057
Excess tax benefit from stock-based compensation	262	876
Net cash used in financing activities	(18,582)	(37,560)

Effect of exchange rate changes on cash	(657)	(120)
Net decrease in cash and cash equivalents	(31,516)	(12,986)
Cash and cash equivalents, beginning of period	54,472	47,027
Cash and cash equivalents, end of period	$22,956	$34,041

BEACON ROOFING SUPPLY, INC
(unaudited; dollars in millions)

Consolidated Sales by Product Line
Three Months Ended

	March 31, 2015		March 31, 2014
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$204.7	49.5%	$186.6	48.5%	$18.1	9.7%
Non-residential roofing products	138.0	33.4%	136.3	35.4%	1.7	1.2%
Complementary building products	70.5	17.1%	62.0	16.1%	8.5	13.7%

	$413.2	100.0%	$384.9	100.0%	$28.3	7.4%

Consolidated Sales by Product Line for Existing Markets*
Three Months Ended

	March 31, 2015		March 31, 2014
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$197.4	49.1%	$186.6	48.5%	$10.8	5.8%
Non-residential roofing products	137.4	34.2%	136.3	35.4%	1.1	0.8%
Complementary building products	66.9	16.7%	62.0	16.1%	4.9	7.9%

	$401.7	100.0%	$384.9	100.0%	$16.8	4.4%

Existing Market Sales By Business Day**
Three Months Ended

	March 31, 2015		March 31, 2014
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$3.133	49.1%	$2.962	48.5%	$0.171	5.8%
Non-residential roofing products	2.181	34.2%	2.164	35.4%	0.017	0.8%
Complementary building products	1.062	16.7%	0.984	16.1%	0.078	7.9%

	$6.376	100.0%	$6.110	100.0%	$0.266	4.4%

Note: Some totals above may not foot due to rounding.
*Excludes branches acquired during the four quarters prior to the start of the second quarter of Fiscal 2015.
**There were 63 business days in each of the quarters ended March 31, 2015 and 2014.

BEACON ROOFING SUPPLY, INC
(unaudited; dollars in millions)

Consolidated Sales by Product Line
Six Months Ended

	March 31, 2015		March 31, 2014
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$484.2	48.0%	$438.0	46.7%	$46.2	10.5%
Non-residential roofing products	356.8	35.4%	354.9	37.9%	1.9	0.5%
Complementary building products	168.2	16.6%	144.1	15.4%	24.1	16.7%

	$1,009.2	100.0%	$937.0	100.0%	$72.2	7.7%

Consolidated Sales by Product Line for Existing Markets*
Six Months Ended

	March 31, 2015		March 31, 2014
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$467.1	47.8%	$438.0	46.7%	$29.2	6.7%
Non-residential roofing products	355.2	36.3%	354.9	37.9%	0.3	0.0%
Complementary building products	155.8	15.9%	144.1	15.4%	11.6	8.1%

	$978.1	100.0%	$937.0	100.0%	$41.1	4.4%

Existing Market Sales By Business Day**
Six Months Ended

	March 31, 2015		March 31, 2014
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$3.737	47.8%	$3.504	46.7%	$0.233	6.7%
Non-residential roofing products	2.842	36.3%	2.839	37.9%	0.002	0.0%
Complementary building products	1.246	15.9%	1.153	15.4%	0.093	8.1%

	$7.825	100.0%	$7.496	100.0%	$0.328	4.4%

Note: Some totals above may not foot due to rounding.
*Excludes branches acquired during the four quarters prior to the start of Fiscal 2015.
**There were 125 business days in each of the six months ended March 31, 2015 and 2014.